                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC   20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. __)


                            ATRIA COMMUNITIES, INC.
                            -----------------------
                               (Name of Issuer)

                    Common Stock, par value $.10 per share
                    --------------------------------------
                         Title of Class of Securities

                                   049905102
                                   ---------
                                  (CUSIP No.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages

CUSIP No. 049905102              SCHEDULE 13G                 Page 2 of 5 pages

-------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS      Vencor, Inc.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        61-1055020
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
        Not applicable
                                (a) _____

                                (b) _____
-------------------------------------------------------------------------------
3.   SEC USE ONLY
-------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY       (5)  SOLE VOTING POWER
OWNED BY EACH REPORTING PERSON              10,000,000
WITH
                                    (6)  SHARED VOTING POWER
                                            -0-

                                    (7)  SOLE DISPOSITIVE POWER
                                            10,000,000

                                    (8)  SHARED DISPOSITIVE POWER
                                            -0-
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON        10,000,000 shares of Common Stock
-------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES
        Not applicable
(See Instructions)
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        63.2%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions)
        CO

CUSIP No. 049905102               SCHEDULE 13G                Page 3 of 5 pages
-------------------------------------------------------------------------------
ITEM 1(a)
NAME OF ISSUER:   Atria Communities, Inc.
-------------------------------------------------------------------------------
ITEM 1(b)
ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
515 West Market Street, Suite 200, Louisville, KY 40202
-------------------------------------------------------------------------------
ITEM 2(a)
NAME OF PERSON FILING:
Vencor, Inc.
-------------------------------------------------------------------------------
ITEM 2(b)
ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
3300 Providian Center, 400 West Market Street, Louisville, KY 40202
-------------------------------------------------------------------------------
ITEM 2(c)
CITIZENSHIP:
Delaware corporation
-------------------------------------------------------------------------------
ITEM 2(d)
TITLE OF CLASS OF SECURITIES:
Common Stock, par value $.10 per share
-------------------------------------------------------------------------------
ITEM 2(e)
CUSIP NUMBER:
049905102
-------------------------------------------------------------------------------
ITEM 3
IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) or 13d-2(b), CHECK APPROPRIATE BOX:
Not applicable
-------------------------------------------------------------------------------
ITEM 4
     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire:

     (a) Amount Beneficially Owned:
         10,000,000 shares

     (b) Percent of Class:
          63.2%

CUSIP No. 049905102             SCHEDULE 13G                 Page 4 of 5 Pages

     (c)  Number of Shares as to which such person has:

          (i)   sole power to vote or to direct the vote:
                10,000,000

          (ii)  shared power to vote or to direct the vote:
                  -0-

          (iii) sole power to dispose or to direct the disposition of:
                10,000,000

          (iv)  shared power to dispose or to direct the disposition of:
                  -0-
-------------------------------------------------------------------------------
ITEM 5
OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
     Not applicable
-------------------------------------------------------------------------------
ITEM 6
OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
     Not applicable
-------------------------------------------------------------------------------
ITEM 7
IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
     Not applicable
-------------------------------------------------------------------------------
ITEM 8
IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
     Not applicable
-------------------------------------------------------------------------------
ITEM 9
NOTICE OF DISSOLUTION OF GROUP:
     Not applicable
-------------------------------------------------------------------------------
ITEM 10
CERTIFICATION:
     Not applicable
-------------------------------------------------------------------------------

CUSIP No. 049905102              SCHEDULE 13G                 Page 5 of 5 Pages



SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 27, 1997

       VENCOR, INC.



/s/ W. Bruce Lunsford
--------------------------------
W. Bruce Lunsford
Chairman of the Board,
President and Chief Executive Officer